Exhibit 99.1

BioTime Announces Third Quarter 2010 Financial Results and Recent Corporate Developments

82% Increase in Total Revenue Year-over-Year for the Quarter

92% Increase in Total Revenues Year to Date over Last Year

ALAMEDA, Calif.--(BUSINESS WIRE)--November 15, 2010--BioTime, Inc. (NYSE Amex: BTX) today reported financial results for the quarter ended September 30, 2010 and provided an update on recent corporate developments.

For the nine months ended September 30, 2010, total revenue (including royalty income, revenue recognition of deferred license fees, grant income, and sale of research products) was $2,261,375, up 92% from $1,175,827 for the same period one year ago. These increases in revenue are primarily attributable to our receipt of $1,182,857 of our $4.7 million research grant from the California Institute of Regenerative Medicine in quarterly installments during the three quarters of 2010. Net loss from operations was $2.46 million for the three months ended September 30, 2010 and $6.1 million for the nine months ended September 30, 2010, compared to $2.93 million and $5.25 million for the three and nine months ended September 2009. Increases in net loss from operations during 2010 reflect increases in research and development as we continued to expand our stem cell research program, and also reflect increases in other operating expenses.

Net cash used in operating activities was $4.9 million for the nine months ended September 30, 2010 and $3.4 million for the nine months ended September 30, 2009 respectively.

Taking into account a non-recurring, non-cash charge of $2.14 million of financing expenses related to raising capital through BioTime stock purchase warrants the net loss for the three months ended September 30, 2010 was $4.7 million, or ($0.11) per share, compared to a net loss of $3.6 million or ($0.11) per share for the three months ended September 30, 2009, and net loss for the nine months ended September 30, 2010 was approximately $8.2 million, compared to a net loss of approximately $6.6 million for the nine months ended September 30, 2009.

For the three months ended September 30, 2010, total revenue (including royalty income, revenue recognition of deferred license fees, grant income, and sale of research products) was $815,284, up 82% from $446,993 for the same period one year ago. In the three months ended September 30, 2010 we recognized revenues of $108,523 from the sale of stem cell lines and associated growth media to researchers in Asia and in the US. These totals include revenues that were recognized from our wholly owned subsidiary in Singapore (ES Cell International, Pte Ltd) for consideration received from a biotechnology subsidiary of one of the world’s largest healthcare companies. This company is evaluating certain GMP cell lines to ascertain whether they might be useful for their internal research and possible commercial purposes. If the GMP cell lines successfully meet the evaluation criteria, there will be further possibilities for revenues and / or licensing arrangements.

For the three and nine months ended September 30, 2010, BioTime recognized $215,094 and $727,388, respectively, in royalty revenue from the sale of Hextend®, BioTime’s proprietary physiologically balanced blood plasma volume expander for treating low blood volume, a condition often caused by blood loss during surgery or by trauma. This compares to royalty revenue from the sale of Hextend of $225,518 and $799,910 during the three and nine month periods, respectively, ended September 30, 2009. The decrease in royalties reflects a decrease in sales to the United States Armed Forces, which was partially offset by an increase in sales to hospitals in the United States and South Korea.

Cash and cash equivalents totaled $25.4 million as of September 30, 2010, compared with $12.2 million as of December 31, 2009. During the nine months ended September 30, 2010, BioTime received $18,673,192 in net cash from financing activities, including $543,662 received in connection with the exercises of 368,702 options and $18,129,530 received in connection with the exercises of 9,906,393 warrants.

“The third quarter marked a time not only of growth in revenues, but significantly, the first launch of many of our stem cell products for the research markets. Many of these products are primitive progenitors to the many cell types of the human body and proprietary products of BioTime,” said Michael D. West, Ph.D., BioTime’s President and CEO. “By year end we plan to be offering nearly 300 research products, most of which are not offered by any other manufacturer. Our next priority will be to increase market awareness of the advantage of the ACTCellerate™ cell lines for the reproducible generation of human cell types for research related to drug discovery and cell-based therapy.”

“We also were notified of the award of $733,000 in research grants from the Qualifying Therapeutic Discovery Program,” continued Dr. West. “This funding, together with the $4.7 million grant from the California Institute of Regenerative Medicine and funds received from the exercise of warrants, will facilitate the scale-up of both our stem cell research product business and our cellular therapy programs. Some of these prospective cellular therapies, such as OpRegen™ for the treatment of age-related macular degeneration, recently optioned to Teva Pharmaceutical Industries, are targeted to degenerative diseases associated with an aging US population.”

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has an option to clinically develop and market Cell Cure’ OpRegen™ retinal cell product for the treatment of age-related macular degeneration (AMD). BioTime's subsidiary, OrthoCyte Corporation, is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the therapeutic applications of stem cell technology in cancer. BioTime's Singapore subsidiary, ES Cell International Pte Ltd, has been at the forefront of advances in human embryonic stem ("hES") cell technology, having been one of the earliest distributors of hES cell lines to the research community. ESI has produced clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice and currently offers them for potential use in therapeutic product development. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, Embryome Sciences, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

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BIOTIME, INC. CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2010 (unaudited)	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,421,594	$12,189,081
Inventory	49,478	38,384
Notes receivable	252,608	-
Prepaid expenses and other current assets	983,933	138,547
Total current assets	26,707,613	12,366,012

Equipment, net of accumulated depreciation of $698,390 and $54,291, for 2010 and 2009, respectively	353,292	131,133
Deferred license and consulting fees	1,971,638	880,000
Deposits	51,900	55,926
Goodwill	983,970	-
Intangible assets, net	11,224,113	-
TOTAL ASSETS	$41,292,526	$13,433,071

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$712,184	$530,958
Deferred grant income	263,397	263,397
Deferred license revenue, current portion	323,823	367,904
Total current liabilities	1,299,404	1,162,259

LONG-TERM LIABILITIES:
Deferred license revenue, net of current portion	1,085,225	1,223,823

EQUITY:
Preferred shares, no par value, authorized 1,000,000 shares; none issued	-	-
Common stock, no par value, authorized 75,000,000 shares; issued and outstanding 45,326,154 and 33,667,659 shares at September 30, 2010 and December 31, 2009, respectively	96,050,102	59,722,318
Contributed capital	93,972	93,972
Accumulated other comprehensive loss	(2,363)	-
Accumulated deficit	(60,984,987)	(52,769,891)
Total shareholders' equity	35,156,724	7,046,399
Noncontrolling interest	3,751,173	4,000,590
Total equity	38,907,897	11,046,989
TOTAL LIABILITIES AND EQUITY	$41,292,526	$13,433,071

BIOTIME, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
REVENUES:
License fees	$73,255	$73,226	$204,439	$219,678
Royalties from product sales	215,094	225,518	727,388	799,910
Grant income	418,412	144,899	1,208,602	151,699
Sale of research products	108,523	3,350	120,946	4,540
Total revenues	815,284	446,993	2,261,375	1,175,827

EXPENSES:
Research and development	(1,808,357)	(744,201)	(4,397,109)	(1,909,619)
General and administrative	(1,464,631)	(2,637,133)	(3,961,375)	(4,520,317)
Total expenses	(3,272,988)	(3,381,334)	(8,358,484)	(6,429,936)

Loss from operations	(2,457,704)	(2,934,341)	(6,097,109)	(5,254,109)

OTHER INCOME/(EXPENSES):
Interest expense, net	(127)	(653,664)	(285)	(1,326,367)
Gain/(loss) on sale of fixed assets	950	(1,159)	950	(1,159)
Modification cost of warrants	(2,142,201)	-	(2,142,201)	-
Other income (loss)	(202,224)	14,409	(225,868)	17,296
Total other income (expenses), net	(2,343,602)	(640,414)	(2,367,404)	(1,310,230)
NET LOSS	(4,801,306)	(3,574,755)	(8,464,513)	(6,564,339)
Less: Net loss attributed to the noncontrolling interest	$130,144	$-	$249,417	$-

Net loss attributable to BioTime, Inc.	$(4,671,162)	$(3,574,755)	$(8,215,096)	$(6,564,339)

Foreign currency translation gain/(loss)	3,548	-	(2,363)	-

COMPREHENSIVE NET LOSS	$(4,667,614)	$(3,574,755)	$(8,217,459)	$(6,564,339)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.11)	$(0.11)	$(0.22)	$(0.24)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING: BASIC AND DILUTED	42,653,125	31,283,312	38,010,958	27,912,812

CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com